Exhibit 99.2

Internet Security Systems, Inc.

Supplemental Financial Data

	Q4 2004	2004
Revenue by theater
America	60%	63%
EMEA	25%	22%
KK	15%	14%

Proventia Appliance Revenue	$21. 5 million

Proventia units sold (e)
Multi-unit % of total Proventia Units	20%
Multi-unit % of total Proventia Dollars	7%

Approximate average size of top 25 license deals based on total contract value	$1 million

Channel mix for license and product revenues	71%

Managed Security Services (a)
% of total revenues	13%

DSO (c)	75

Headcount, year end		1,200

Restricted stock amortization		$2 million

Income tax rate	37.5%	36.9%

(a)	Managed Security Services grew 40% to $37.8 million for the year.
(b)	Support and maintenance revenues grew 27% over the 4th quarter of 2003. For the year, this component grew 18% over 2003.
(c)	Days sales outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.
(d)	In 2004 consulting cost and related audit fees for SOX totaled $2 million.
(e)	New customers represented approximately 30% of Proventia unit sales. In 2004 nearly 7,000 Proventia units have been sold.